Exhibit 99.2

Q3 2004 Conference Call Script

Safe Harbor Provision

This script may contain forward-looking statements that are subject to many risks and uncertainties, including the inability to close several large orders in the sales pipeline; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, and subsequent Form 10-Q filings.

David Rosenthal

Thank you operator. With me today is John Elms, SpectraLink’s president and chief executive officer.

Thank you for joining SpectraLink’s conference call for the third quarter of 2004. I would also like to welcome our webcast listeners as we broadcast this call live across the Internet.

This discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2003 Form 10-K filed with the Securities and Exchange Commission on March 11, 2004, and in our Form 10-Q for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 9, 2004, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. These filings are available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.

Today we are reporting outstanding financial results. For the third quarter, both earnings per fully diluted share and total revenue increased 25% over the same period a year ago. Record setting revenue of $23 million this quarter delivered net income of $2.9 million and resulted in $0.15 earnings per fully diluted share. We also saw sequential revenue growth of more than 14% over the second quarter of this year, and sequential EPS growth of 50%. For the same period a year ago, net income was $2.3 million, or $0.12 earnings per fully diluted share on revenue of $18.3 million.

Earnings per fully diluted share for the nine months ended September 30, 2004, was $0.36 on net income of $7.0 million and revenue of $62.4 million. This represents year-over-year growth in net income of 25% year-to-date, and year-over-year growth in revenue of over 21% year-to-date.

In our target areas, the Retail sector continued to be a strong contributor, generating $2.8 million in revenue, and accounting for 16% of product sales in the third quarter. In this sector, we had one large product order this quarter of just over $500,000.

In the third quarter, Healthcare accounted for 25% of product revenue, amounting to $4.6 million. The General market continues to be our primary sector with $10.7 million in sales, accounting for 59% of total product revenue in the quarter. We define the General market as the industrial, government and corporate sectors. The Service sector of our business remained a solid revenue producer, contributing 21% of total revenue in Q3.

Sales of our NetLink Wireless Telephones remained strong this quarter, delivering $6.8 million, or 38%, of product revenue. Link Wireless Telephone System sales had a particularly strong quarter delivering over $11.3 million in revenue, or 62% of product sales for the quarter.

Our traditional distribution channels were responsible for 58% of quarterly product sales, OEM partners contributed 20% of product sales, and the balance of 22% was met through our direct sales team. Once again this quarter, we saw an increase in sales from our six OEM partners that are broadening our worldwide distribution. As a matter of fact, this quarter we recognized two large orders from our OEM partners in the $500,000 to $600,000 range.

We are beginning to see replenishment orders come in from our recently signed OEM partners as they fulfill customer orders from their initial stocking supply. It’s important to note that our accuracy to report contributions by vertical market will become diluted over time as OEM sales make up a larger share of the total sales volume and we lose visibility to the ultimate end-user.

Overall gross margin increased this quarter to the high end of our forecast range of 60-65%, coming in at 64.5%. The primary contributor to this improved gross margin was strong Link sales. Going forward we continue to believe our gross margin will trend downward as OEM sales and sales of our e340 handsets accelerate, both of which put pressure on overall gross margin.

Total operating expenses for the quarter decreased to 44% of quarterly revenue compared with 48% in Q2. R&D made up $2.3 million of these expenses, accounting for 10% of quarterly revenue, which is within our target range for R&D expenses of 10 to 12% of total revenue. Sales and Marketing expense was 27% of total quarterly revenue, down from 28% last quarter. G&A expense declined from 8% of quarterly revenue in Q2 to 7%, or $1.6 million, this quarter. Compliance costs associated with Section 404 of the Sarbanes-Oxley Act continue to be a sizeable part of our G&A expenses. This quarter, we spent almost $200,000 in documenting, testing and auditor review of our internal controls.

Our quarterly operating margin of 20% is a noticeable improvement over last quarter, increasing our year-to-date operating margin to 17.7%. The completion of executive search and replacement activities, and a higher gross margin were key factors in the operating margin improvement.

We increased our tax rate in Q3 because of higher taxable income expected for calendar year 2004 that will move us into a higher federal tax bracket. We now estimate that the full-year 2004 tax rate will be 38.5%. We recorded a 39% tax rate in the third quarter to reach a year-to-date effective tax rate of 38.5%. Our previously stated tax rate had been 38%.

Cash and cash equivalents on our balance sheet increased by $142,000 this quarter to $53.1 million. Although this is a modest increase, it is significant when you consider we paid a quarterly dividend and re-initiated our stock buyback program this quarter. This was possible because we generated $4.8 million in positive cash flow from operations for the quarter, which marks our 23rd consecutive quarter of positive cash from operations.

During the quarter, we paid a dividend of $1.9 million, and repurchased 340,000 shares of company stock at a cost of $3 million. In total, we have repurchased approximately 4.3 million shares through our repurchase program leaving us with a remaining balance of about 1.7 million shares still authorized for repurchase. On a continual basis, we will evaluate options for utilizing cash in an effort to maximize returns to our shareholders, including quarterly dividends and stock repurchase.

Net inventories increased in the quarter by about $500,000 to a total of $10.8 million. This increase occurred as a result of gross margins at the high end of our expected range and therefore fewer dollars of inventory consumed per net sale. Our current inventory levels are necessary due to OEM order-to-ship commitments being shorter than the manufacturing build pipeline and to accommodate the changes in mix from one quarter to the next between Link and NetLink sales as we grow our business.

Days-sales-outstanding decreased to 45 days, which is quite an improvement from Q2 levels of 54 days. Part of this decrease, in the face of increasing revenue, resulted from collections of deferred revenue from Q2 that we were able to recognize early in the quarter.

Now I’d like to turn the call over to our president and CEO, John Elms.

John Elms

Thank you, David.

I am delighted to have this opportunity to discuss the exceptional performance that SpectraLink achieved for the third quarter. Historically, third quarter results have been reasonably similar to Q2 performance, with our normal seasonal pattern yielding an outcome a couple of percentage points up or down sequentially. This quarter, several positive factors drove quarterly revenue to record levels, both sequentially and year-over-year, and came from a variety of sources:

•	product shipments increased;

•	service revenue improved;

•	revenue from our OEM partners grew in both absolute dollars and percentage of product revenue;

•	for the second quarter in a row, international revenues were a significant contributor; and

•	as expected, many of the deals that failed to close at the end of the second quarter did in fact convert to sales in Q3.

As mentioned above, international sales remained strong this quarter following record levels in Q2. Even with the traditionally slow summer months, international sales contributed $895,000 to revenue—again surpassing full-year 2003 international sales in a single quarter. A noteworthy success this quarter was a sale to Yahoo Japan, who purchased more than 200 NetLink Wireless Telephones for supervisors in their large call center in Tokyo. This was our first sale in Japan and was sold through one of our valued OEM partners. Japan, and indeed all of North Asia, represent key markets for international expansion that we will continue to pursue in the quarters ahead.

Very recently, we reached agreement with Mitel to resell SpectraLink’s NetLink Wireless Telephones. SpectraLink has incorporated Mitel’s MiNET protocol in our NetLink Wireless Telephones to enable interoperability with Mitel’s IP-PBX offerings. This will allow SpectraLink and Mitel to offer our mutual customers a best-in-class Wi-Fi telephony solution interoperating with the Mitel technology. Early sales and trials through Mitel are already underway in both North America and the UK. We are delighted to add them to our impressive list of distribution partners.

The mix of product sales between Link and NetLink has been a frequent topic of interest in 2004, as a portion of SpectraLink’s success going forward, will hinge on the growth of the voice over Wi-Fi-related market. While NetLink sales continue to grow significantly faster than the company as a whole, we have come to see that the market for deployment of converged “voice-and-data” wireless networks in the general enterprise continues to be somewhat immature. This will remain the case as that market moves through its acceptance of wireless applications, standards adoption increases to reduce complexity, and customers deploy access points more fully throughout their enterprises in densities required to support voice.

Fortunately, our business and focus are in the manufacture and sale of wireless telephone systems connecting to the broadest range of enterprise telephone switches in our industry. One of the unique qualities of SpectraLink, and why we believe our customers choose us as their application provider, is that we offer a full range of products to meet customers’ workstyle requirements. We are finding that the underlying transport technology is less critical than the application we are delivering, and we are gratified that our customers continue to purchase our Link family of products in very strong volumes. As such, we are continuing to invest in our Link technology, and expect to do so for the foreseeable future.

In growing our business, we recognize that vertical markets have been the main driver for SpectraLink’s success to-date, and will continue to be a major focus of our sales and marketing efforts going forward. The vertical markets have a compelling need for durable telecommunication solutions that accommodate mobile workstyles, and SpectraLink is the clear market leader delivering an attractive return on investment in the technology. We will continue expanding penetration in the markets that are currently, and successfully, deploying our products, like Healthcare, Retail and Manufacturing, and develop additional vertical markets that will benefit most from our products in order to create incremental growth opportunities as we go forward.

As we expand those vertical markets, an important consideration is the very large and still growing installed base of circuit-switched PBX lines. And while new voice-over-IP telephone switches garner the lion’s share of the press, the large majority of sales continue to be of the circuit-switched variety. This is evidenced by the most recent Canalys report that showed, of all the telephone lines shipped in the first quarter of 2004, pure-IP lines represented only 10% of the total lines shipped. Because of this fact, SpectraLink will continue to drive sales and derive a large share of its product revenues as the unmatched leader in providing wireless telephone systems into the very large and under-penetrated circuit-switched market facing only modest competition by leveraging our superior gateway technology with both our Link WTS and NetLink Wi-Fi products.

We also recognize that standards are the key to widespread adoption of any technology, particularly in the general enterprise market. Wireless telephony in the workplace is no different. Therefore, while we continue to innovate in order to grow our business, we remain active in the creation of Wi-Fi standards through our participation in the IEEE standards body and task groups, maintaining a close eye on, and taking a leadership position in, the standards development to ensure that wireless voice quality is a key consideration in any of the new standards.

Last quarter, SpectraLink was just completing an executive transition. Although two long-time executives departed in the first half of this year; with change comes opportunity. It was my pleasure to bolster the leadership ranks at SpectraLink with the hiring of two high-caliber executives who bring new skills and perspectives to the company. Jill Kenney, our new Executive Vice President of Sales and Marketing, and David Rosenthal, our new Chief Financial Officer, bring SpectraLink professional experience from much larger companies in diverse industries. Their individual experience and contributions to the team position SpectraLink well for future success as we continue to grow. Jill and David are now an integral part of the executive team, and their expertise will help SpectraLink expand both domestically and internationally.

In February of 2002, after we pre-announced disappointing Q4 2001 results, the company and its directors and officers were sued in federal class actions and related cases. Earlier this year, we reached a mediated settlement without admission of wrongdoing on the part of the company or its directors and officers. I am pleased to say, this month, the federal judge in the case certified that settlement, which is within our insurance limits and, therefore, will not further affect the company’s financials. There remain two related derivative actions that we look to resolve promptly now that the class action has been settled.

I am proud to say that SpectraLink has been named to Deloitte & Touche’s prestigious Technology Fast 50 Program for Colorado. Placing 40th this year, SpectraLink has ranked in Deloitte’s program every year since its inception seven years ago — an honor bestowed on only five other Colorado companies. SpectraLink’s 73% revenue growth from 1999-2003 can be credited to the company’s superior wireless telephone systems and market expertise that yield significant productivity gains for the growing number of enterprises that deploy the technology.

I am also pleased to announce that SpectraLink has recently been named to Forbes list of the 200 Best Small Companies for the second consecutive year. According to Forbes, companies have to show a consistent pattern of positive growth during a five-year period, as well as over the last 12 months to qualify. We are honored to place 169th on this impressive list of U.S. companies.

Now I’d like to provide some guidance for the remainder of 2004. Outstanding results for Q3, and our historical seasonal pattern in which Q4 is our best revenue-producing quarter, give us increased confidence in our full-year guidance. To that end, we believe 2004 revenue will remain in the previously guided mid-$80 million range. We are not inclined to guide upward on the basis of Q3 performance at this time because some portion of the Q2 revenue shortfall was recognized in the recent quarter and, therefore, can reasonably be considered a one-time event.

Gross margin should stay in the 60-65% range for the year with downward pressure occurring should NetLink and OEM sales increase substantially over Q3 as a percentage of total revenues.

A year-to-date operating margin of 17.7% suggests a full year operating margin of between 17 to 18%. R&D is still expected to be in the 10-12% range. Sales and Marketing expense was 29% year-to-date, and should remain near this level for the entire year.

Because we have not completed our 2005 operating plan, we are not prepared to provide full-year guidance for next year on this call. We will provide 2005 annual guidance on next quarter’s conference call when we report 2004 annual results.

In conclusion, I am delighted with the results for the quarter and pleased with the manner in which our new management team has worked together to deliver those results. Record revenues and very strong earnings put us on track for another successful year and portend a bright future for SpectraLink as the leader in our industry.

Thank you for joining us today. I’m going to turn the call back over to the operator for questions now.

John Elms — At the end of Q&A

I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.

Goodbye.